Note: The name of the Customer and the Exhibits to this Agreement have not been included because they are deemed proprietary in nature.

Exhibit 10.65

TERMINATION AGREEMENT

         THIS TERMINATION AGREEMENT (“Agreement”) is entered into by and between a significant customer (“Significant Customer”) and PeopleMed.com, Inc. (“PeopleMed”) effective December 1, 2002.

RECITALS

         WHEREAS, PeopleMed and the Significant Customer entered into a Chronic Disease Management Purchase Agreement dated November 24, 1999, a Consulting Services Agreement dated November 24, 1999, and a Chronic Disease Management Purchase Agreement dated December 12, 2000 (collectively the “Contracts”), true and correct copies of which are attached hereto as Exhibits A, B, and C, respectively; and

         WHEREAS, PeopleMed and the Significant Customer desire to terminate the Contracts on the terms and conditions set forth herein;

TERMS

         NOW, THEREFORE, for and in consideration of the promises contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

         1. Incorporation of Recitals. The foregoing Recitals are incorporated as though fully set forth herein.

         2. Payment by the Significant Customer. A Significant Customer will pay PeopleMed a total of $800,000 as full payment and satisfaction of all remaining obligations, monetary and otherwise, owed by the Significant Customer under the Contracts. The Significant Customer will pay PeopleMed: $350,000 upon execution and delivery of this Agreement; another $250,000 on January 1, 2003; and the remaining $200,000 on April 1, 2003. Thereafter, The Significant Customer will have no obligations whatsoever to PeopleMed under the Contracts.

         3. Potential Refund; Commissions. In the event that the Significant Customer desires and is able to furnish a “suitable replacement customer” during the time period from December 1, 2002 to June 30, 2003, then, PeopleMed will refund to The Significant Customer an amount not to exceed $350,000 subject to the following terms and conditions. If before June 30, 2003 The Significant Customer finds a suitable replacement customer for the software that was previously being used by the Significant Customer under the Contracts, PeopleMed will pay the Significant Customer the gross profit margin generated by PeopleMed from providing services to such suitable replacement customer in an amount not to exceed $50,000 per month from the date that the suitable replacement customer is found through June 30, 2003. In no event will any profits generated on or after July 1, 2003 be paid to the Significant Customer, provided, however, that for any gross profit margin generated before July 1, 2003, the Significant Customer will still be entitled to the appropriate refund even if payment is not actually received by PeopleMed until after July 1, 2003. The specific date that a replacement customer is found will be determined by the date a contract between the replacement customer and PeopleMed is effective. Whether a potential customer is a “suitable replacement customer” will be PeopleMed’s decision, but a potential customer or group of potential customers introduced to PeopleMed by the Significant Customer who will purchase services similar to those provided under the Contracts will not unduly be denied suitable replacement customer status by PeopleMed.

         In the event a suitable replacement customer is provided by the Significant Customer to PeopleMed, the refund to The Significant Customer will be calculated as follows:

   Example 1:

         Assuming the Significant Customer provides PeopleMed with a replacement customer that provides approximately $50,000 in gross profit margin per month, the Significant Customer will receive a refund at the end of the month in which the replacement customer actually makes payment to PeopleMed amounting to the specified gross profit margin. Assuming the replacement customer and PeopleMed execute a contract on February 1, 2003 whereby PeopleMed realizes the specified gross profit margin during the five month period, the Significant Customer would be entitled to a refund of $50,000 x 5 months = $250,000 (February 1, 2003 to June 30, 2003 = 5 months). Each and every refund will only be paid to the Significant Customer after the replacement customer actually pays PeopleMed. The five months’ worth of refunds equaling $250,000 to be paid to the Significant Customer will be paid on a monthly basis or as the replacement customer pays PeopleMed the specified amount warranting a refund, whichever is longer. Any and all refunds will be reduced by any costs incurred by PeopleMed to develop, enhance, or adjust the current software to meet the needs of the the Significant Customer replacement customer that are not borne directly by the replacement customer in the form of a separate development fee.

   Example 2:

         Assuming the Significant Customer provides PeopleMed with a replacement customer that provides gross profit margin to PeopleMed that is less than $50,000 per month, the Significant Customer will receive a refund equal to the percentage or fraction thereof of $50,000 in gross profit margin that the replacement customer provides. Assuming a replacement customer is provided and the contract is signed on February 1, 2003, and the gross profit margin is $25,000 per month, the Significant Customer would be entitled to a refund of $50,000 reduced by 50% ($25,000/$50,000 = 50%) x 5 months = $125,000 (February 1, 2003 to June 30, 2003 = 5 months). This refund will only be provided as the replacement customer pays its fee in accordance with the methodology and reductions set forth in Example 1.

         4. Limitation on Refunds; Commissions. In no event will PeopleMed be obligated to pay a refund of more than $350,000 less the $50,000 per month reduction from December 1, 2002 to June 30, 2003, provided, however, that in the event that the Significant Customer furnishes a replacement customer that provides more than $50,000 per month in replacement gross profit margin, the Significant Customer will be entitled to receive a commission of 6% of any revenues provided by the Significant Customer’s replacement customers that provide more than $50,000 in monthly gross profit margin. The 6% commission will be paid on first year’s revenues only. Commission payments to the Significant Customer will be made after PeopleMed has received payment from the replacement customer. Additionally, in the event the Significant Customer furnishes a customer for PeopleMed that is not deemed to be an suitable replacement customer but is taken on as a customer by PeopleMed, PeopleMed will pay the Significant Customer a commission equal to six percent (6%) of the first year’s gross net revenues to PeopleMed. This commission will be due and payable to the Significant Customer only after PeopleMed has received and realized actual payment from a customer furnished by the Significant Customer. Unless already included in the calculation of the gross profit margin, no commission will be due to the Significant Customer on any revenues associated with development or other expenses necessary to get the the Significant Customer referred customer’s system up and running.

         5. Release. Except for the obligations expressly undertaken in this Agreement, PeopleMed and the Significant Customer, both for themselves and all of their shareholders, members, partners, directors, managers, officers, employees, agents, subcontractors, attorneys, assigns, heirs, executors, representatives, designees, parent corporations, affiliated entities, subsidiaries, predecessors-in-interest, and successors-in-interest, whatsoever, hereby release, acquit, and forever discharge each other and all of their respective shareholders, members, partners, directors, managers, officers, employees, agents, subcontractors, attorneys, assigns, heirs, executors, representatives, designees, parent corporations, affiliated entities, subsidiaries, predecessors-in-interest, and successors-in-interest, whatsoever, from any and all claims, charges, complaints, back charges, offsets, recoupments, future deductibles, settlements, damages, debts, demands, contracts, covenants, representations, warranties, promises, agreements, obligations, liabilities, rights, controversies, actions, suits, causes of action, costs, expenses, attorney fees, and matters of any kind, whatsoever, whether known or unknown, fixed or contingent, based upon, arising out of, or relating in any way to any monetary obligations under the Contracts.

         6. Purpose of Agreement. This Agreement is a compromise of disputed claims and is not to be construed as an admission of liability by any party hereto.

         7. Warranty Of Non-Assignment. The parties represent and warrant that they have not sold, assigned, conveyed, or otherwise transferred, prior to the date of execution of this Agreement, any interest in any claim or demand which they had or now have or may claim to have had that is covered by this Agreement. The parties further agree that they shall never sell, assign, convey, or otherwise transfer such claims or demands.

         8. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective shareholders, members, partners, directors, managers, officers, employees, agents, subcontractors, attorneys, assigns, heirs, executors, representatives, designees, parent corporations, affiliated entities, subsidiaries, predecessors-in-interest, and successors-in-interest, whatsoever.

         9. Integration and Modification. The Agreement contains the entire understanding and agreement relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, writings, discussions, and understandings. This Agreement cannot be modified, amended, or terminated except by a writing executed by the parties hereto.

         10. Independent Advice of Counsel. The parties have been represented by and/or have had the opportunity to consult with counsel in connection with the negotiation, drafting, and execution of this Agreement. Each of the parties here to represents and warrants that it is executing this Agreement willingly and voluntarily without coercion or duress.

         11. Governing Law. This Agreement shall be governed by the laws of the State of Colorado.

         12. Authorization to Execute Agreement. Each person executing this Agreement warrants that he or she is the duly authorized representative of the corporation, entity, or person for whom he or she acts and is fully and legally empowered to execute and deliver this Agreement.

PEOPLEMED.COM, INC. By: /s/ Michael I. Ruxin, MD Michael I. Ruxin, M.D. Its: Chairman and Chief Executive Officer Date: December 19, 2002	A SIGNIFICANT CUSTOMER By: /s/ Significant Customer Its: V.P. of Health Services Date: December 19, 2002